Exhibit 99.1

Brooks Automation Announces Agreement to
Sell Its Semiconductor Cryogenics Business to Atlas Copco

CHELMSFORD, Mass., August 27, 2018 (PRNEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS) today announced that it has entered into a definitive agreement to sell its semiconductor cryogenics business to Edwards Vacuum LLC (a member of the Atlas Copco Group) for $675 million in cash.  The semiconductor cryogenics business, consisting of the CTI and Polycold product lines and related services, provides a wide range of high performance cryogenic products for the semiconductor, display, and general vacuum industries.  The semiconductor cryogenics business generated approximately $195 million in revenue in the last twelve months.  The purchase price is subject to adjustments for working capital and other items and Brooks anticipates closing of the transaction in the first quarter of calendar year 2019 upon satisfaction of customary closing conditions and regulatory approvals.

Brooks originally acquired the business in its 2005 merger with Helix Technology and integrated the business into Brooks’ Chelmsford, Massachussets headquarters operations.  The sale agreement provides for the transfer of the CTI pump business, the Polycold chiller business, the related services business and the company’s 50% share in Ulvac Cryogenics, Inc., a joint venture based in Japan.  Brooks is not transferring products or IP developed as part of its Life Sciences segment or vacuum automation portfolio in its Semiconductor Solutions segment.

Steve Schwartz, President and CEO of Brooks, stated, "The CTI cryogenic vacuum and Polycold product lines and technology have provided technology solutions to the semiconductor industry and have been stable and profitable elements of Brooks’ portfolio for the past 13 years.  We are confident it will be a valuable addition to the Edwards product portfolio, part of Atlas Copco’s Vacuum Technique business area, and that Edwards will provide an engaging work environment to our employees and seamless continued delivery of excellent products and service to our customers.  We plan to use the proceeds of this transaction to further the transformation of our Brooks portfolio as we remain focused on our long-standing strategy to increase shareholder value by accelerating the growth of our Life Sciences business with further acquisitions, and strengthening our Semiconductor Automation business with opportunistic acquisitions."

In connection with the transaction, Evercore acted as the exclusive financial advisor and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo acted as legal counsel to Brooks Automation.  Greenberg Traurig acted as legal advisor to Atlas Copco.

Management will host a conference call at 8:00 a.m. Eastern Time, Tuesday, August 28, 2018 to discuss the transaction and to host a question and answer session.  To participate in the conference call, please dial 800-699-1085 for domestic callers and +1-303-223-2680 for international callers.

Analysts, investors and members of the media can access the live webcast via the Brooks website at http://www.brooks.com/company/investors/events-and-webcasts.  A replay will be available beginning approximately two hours following closing of the call.

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences.  Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments.  Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and since 2011 Brooks has applied its automation and cryogenics expertise to meet the sample storage needs of customers in the life sciences industry.  Brooks' life sciences offerings include a broad range of products and services for on-site infrastructure for sample management in ‑20°C to -190°C temperatures, as well as comprehensive outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include, but are not limited to statements about expected timing of completion of the sale of the Company’s cryogenics business or the benefits to the Company of such transaction Factors that could cause results to differ from our expectations include the following:  the volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; uncertainties in global political and economic conditions, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

CONTACTS:
Sherry Dinsmore
Brooks Automation
978.262.2400
sherry.dinsmore@brooks.com

John Mills
Partner
ICR, LLC
646.277.1254
john.mills@icrinc.com